FOR IMMEDIATE RELEASE
Wednesday, August 2, 2023

Titan International, Inc. Reports Second Quarter Financial Performance

Delivers consistent profitability with EPS of $0.48, adjusted EPS of $0.43 and adjusted EBITDA of $59 million

Continues to drive strong operating cash flow and free cash flow of $65 million and $49 million, respectively

Company provides full year 2023 outlook for revenue, adjusted EBITDA, and free cash flow

WEST CHICAGO, ILLINOIS, August 2, 2023 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

•Net income of $32 million, EPS of $0.48 and adjusted EPS of $0.43
•Adjusted EBITDA of $59 million
•Net sales of $481 million
•Further strengthened balance sheet with an increase in total cash to $196 million, $49 million of free cash flow generation and net debt/trailing twelve-month EBITDA leverage of 1.0 times
•Recorded indirect tax credits in Brazil of $3.1 million in Q2 2023, related to the indirect tax credits received for full year 2022 of $32 million

Paul Reitz, President and Chief Executive Officer, stated, “Our One Titan team delivered once again this quarter. I am very pleased with our second quarter 2023 results as we navigate the previously communicated temporary inventory impact with some of our customers. Our global team executed effectively to serve our customers well and drive strong profitability, which is a testament to the strategic actions we have taken over the last few years to transform the business. In addition, we generated $61 million of free cash flow year-to-date, the highest first half level in more than a decade, which further bolsters our balance sheet and provides optionality to continue to invest in the long-term growth of the business.

Mr. Reitz continued, “Titan is the leader and partner of choice for off-the-road tires, wheels and undercarriage solutions to our customers. Mid- and long-term demand for our products remains healthy in our core end markets, and our ongoing commitment to serve our customers and end-users at the highest level continues to be our primary focus. Large Ag fundamentals remain supportive due to high replacement needs for aging large equipment fleet and farmer income, which remains healthy despite recent drops in corn and soybean prices, as input costs are moderating, as well. I have stated numerous times that population growth and demographic trends around the world point to a growing middle class, resulting in more grain demand to support a protein-based diet for the future. This means our markets should remain resilient over the long haul. The earthmoving/construction markets are

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underpinned by increased mining capital budgets and forecasted GDP growth, which supports infrastructure projects in the years to come. Overall, we are highly confident that the fundamental changes we made to the business, including our strong One Titan culture, will enable us to navigate continual dynamic market conditions to deliver near historic highs this year and strong results into the future.”

Full Year 2023 Outlook
The Company is providing the following outlook for FY 2023:
•Revenues are expected to range between $1.85 to $1.9 billion
•Adjusted EBITDA of $200 to $210 million
•Free cash flow to range between $110 to $120 million
•Capital expenditures to range between $55 to $60 million

David Martin, Chief Financial Officer, added, “While there are still some lingering effects of inventory destocking with our OEM customers, visibility is starting to improve, allowing us to provide our full year outlook. Overall demand for our market-leading products remains steady, particularly for large Ag. We are well positioned for a solid year, particularly in terms of profitability and free cash flow generation.

Mr. Martin concluded, “We continued our deliberate focus on our balance sheet strength, with free cash flow generation of $49 million, which allowed us to pay down debt of $10 million during the quarter, while also increasing our cash position to $196 million. We also opportunistically repurchased shares during the quarter, bringing our year-to-date level to approximately $6.4 million under the Board authorized $50 million share repurchase program.”

Results of Operations

Net sales for the second quarter ended June 30, 2023, were $481.2 million, compared to $572.9 million in the comparable quarter of 2022, a decrease of 16.0%. Overall net sales decrease was primarily due to sales volume decrease caused by elevated inventory levels at our customers in the Americas, particularly OEM customers. The net sales decrease was also impacted by negative price/mix which was primarily due to lower steel prices, and unfavorable currency translation of 2.3%.

Gross profit for the second quarter ended June 30, 2023, was $85.9 million, or 17.9% of net sales, a decrease of $23.8 million compared to $109.7 million, or 19.1% of net sales, for the three months ended June 30, 2022. The decrease in gross profit and margin was primarily due to the lower sales volume, which resulted in lower fixed cost leverage, and the timing lag in higher material costs relative to contractual customer price reductions in North America.

Selling, general and administrative expenses for the three months ended June 30, 2023 were $34.9 million, in line with $34.7 million for the three months ended June 30, 2022.

Income from operations for the three months ended June 30, 2023 was $45.9 million, compared to income from operations of $69.7 million for the three months ended June 30, 2022. The decrease in income from operations were primarily due to lower net sales and the net result of the items previously discussed.

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Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2023	2022	% Decrease	2023	2022	% Decrease
Net sales	$269,148	$318,585	(15.5)%	$575,006	$628,184	(8.5)%
Gross profit	48,736	61,921	(21.3)%	97,986	109,845	(10.8)%
Profit margin	18.1%	19.4%	(6.7)%	17.0%	17.5%	(2.9)%
Income from operations	32,119	44,884	(28.4)%	64,688	75,001	(13.8)%

Net sales in the agricultural segment were $269.1 million for the three months ended June 30, 2023, as compared to $318.6 million for the comparable period in 2022, a decrease of 15.5%. The net sales decrease was primarily due to lower sales volume in North America and Latin America which was caused by elevated inventory levels with customers, most notably OEM customers. In addition, the decrease in net sales was driven by negative price/product mix, which was primarily reflective of the decrease in steel prices, and an unfavorable impact of foreign currency translation of 3.7%.

Gross profit in the agricultural segment was $48.7 million for the three months ended June 30, 2023, as compared to $61.9 million in the comparable period in 2022. The decrease in gross profit and profit margin was due to lower sales volume, which resulted in lower fixed cost leverage, and the timing lag in higher material costs relative to contractual customer price reductions in North America.

Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2023	2022	% Decrease	2023	2022	% Increase / (Decrease)
Net sales	$174,683	$210,370	(17.0)%	$373,607	$411,629	(9.2)%
Gross profit	29,102	36,317	(19.9)%	66,326	67,692	(2.0)%
Profit margin	16.7%	17.3%	(3.5)%	17.8%	16.4%	8.5%
Income from operations	14,522	22,276	(34.8)%	38,060	38,116	(0.1)%

Earthmoving/construction (EMC) segment net sales were $174.7 million for the three months ended June 30, 2023, as compared to $210.4 million in the comparable period in 2022, a decrease of 17.0%. The decrease in earthmoving/construction sales was primarily due to decreased volume in the Americas which were caused by elevated inventory levels and a slowdown at OEM customers.

Gross profit in the EMC segment was $29.1 million, as compared to $36.3 million in the comparable period in 2022. The decrease in gross profit and margin was primarily due to the lower sales volume, which resulted in lower fixed cost leverage.

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Consumer Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2023	2022	% Decrease	2023	2022	% Decrease
Net sales	$37,345	$43,940	(15.0)%	$81,207	$89,079	(8.8)%
Gross profit	8,057	11,415	(29.4)%	17,140	18,845	(9.0)%
Profit margin	21.6%	26.0%	(16.9)%	21.1%	21.2%	(0.5)%
Income from operations	5,865	9,238	(36.5)%	12,657	14,120	(10.4)%

Consumer segment net sales were $37.3 million for the three months ended June 30, 2023, as compared to $43.9 million for the three months ended June 30, 2022, a decrease of 15.0%. The decrease was due to negative price/product mix, as well as lower sales volumes, mainly in Latin America light utility truck tires. In addition, net sales were unfavorably impacted by foreign currency translation of 1.6%.

Gross profit in the consumer segment was $8.1 million as compared to $11.4 million in the comparable period in 2022. The decrease in gross profit and margin was primarily due to lower sales volumes and lower fixed cost leverage.

Non-GAAP Financial Measures

Adjusted EBITDA was $59.0 million for the second quarter of 2023, compared to $82.2 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the second quarter of 2023 was income of $27.1 million, equal to income of $0.43 per basic and diluted share, compared to adjusted net income of $50.2 million, equal to income of $0.80 per basic share and $0.79 per diluted share, in the second quarter of 2022. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the second quarter of 2023 with total cash and cash equivalents of $196.5 million, compared to $159.6 million at December 31, 2022. Long-term debt at June 30, 2023, was $411.7 million, compared to $414.8 million at December 31, 2022. Short-term debt was $18.5 million at June 30, 2023, compared to $30.9 million at December 31, 2022. Net debt (total debt less cash and cash equivalents) was $233.8 million at June 30, 2023, compared to $286.0 million at December 31, 2022.

Net cash provided by operating activities for the first six months of 2023 was $88.9 million, compared to net cash provided by operating activities of $48.9 million for the comparable prior year period. Capital expenditures were $27.6 million for the first six months of 2023, compared to $19.5 million for the comparable prior year period. Capital expenditures during the first six months of 2023 and 2022 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development, as the Company seeks to enhance the Company’s manufacturing capabilities and drive productivity gains.

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Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Thursday, August 3, 2023, at 9:30 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link https://events.q4inc.com/attendee/184831124 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 888 575 5163
All Other Locations: 1 416 764 8620
All other locations: https://events.q4inc.com/attendee/184831124

Participants Access Code: 78630821

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Net sales	$481,176	$572,895	$1,029,820	$1,128,892
Cost of sales	395,281	463,242	848,368	932,510
Gross profit	85,895	109,653	181,452	196,382
Selling, general and administrative expenses	34,858	34,669	69,330	70,896
Research and development expenses	3,218	2,238	6,232	5,158
Royalty expense	1,921	3,045	4,856	5,919
Income from operations	45,898	69,701	101,034	114,409
Interest expense, net	(5,762)	(7,707)	(12,254)	(15,614)
Foreign exchange gain (loss)	2	2,234	(1,758)	7,551
Other income	1,186	23,694	1,948	14,835
Income before income taxes	41,324	87,922	88,970	121,181
Provision for income taxes	9,429	19,001	23,645	27,682
Net income	31,895	68,921	65,325	93,499
Net income attributable to noncontrolling interests	1,688	1,750	3,280	2,406
Net income attributable to Titan and applicable to common shareholders	$30,207	$67,171	$62,045	$91,093

Earnings per common share:
Basic	$0.48	$1.07	$0.99	$1.44
Diluted	$0.48	$1.06	$0.98	$1.43
Average common shares and equivalents outstanding:
Basic	62,931	62,671	62,918	63,262
Diluted	63,234	63,221	63,404	63,773

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	June 30, 2023	December 31, 2022

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$196,452	$159,577
Accounts receivable, net	280,688	266,758
Inventories	378,258	397,223
Prepaid and other current assets	78,856	86,070
Total current assets	934,254	909,628
Property, plant and equipment, net	307,612	296,605
Operating lease assets	6,999	8,932
Deferred income taxes	26,689	38,736
Other long-term assets	29,597	30,729
Total assets	$1,305,151	$1,284,630

Liabilities
Current liabilities
Short-term debt	$18,536	$30,857
Accounts payable	231,884	263,376
Other current liabilities	152,826	151,928
Total current liabilities	403,246	446,161
Long-term debt	411,671	414,761
Deferred income taxes	3,312	3,425
Other long-term liabilities	35,962	37,145
Total liabilities	854,191	901,492

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 66,525,269 issued at June 30, 2023 and 66,525,269 at December 31, 2022)	—	—
Additional paid-in capital	565,734	565,546
Retained earnings	152,908	90,863
Treasury stock (at cost, 3,837,049 shares at June 30, 2023 and 3,681,308 shares at December 31, 2022)	(26,983)	(23,418)
Accumulated other comprehensive loss	(241,561)	(251,755)
Total Titan shareholders’ equity	450,098	381,236
Noncontrolling interests	862	1,902
Total equity	450,960	383,138
Total liabilities and equity	$1,305,151	$1,284,630

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Six months ended June 30,
Cash flows from operating activities:	2023	2022
Net income	$65,325	$93,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,565	22,245
Loss on sale of the Australian wheel business	—	10,890
Deferred income tax provision	12,349	(292)
Income on Brazilian indirect tax credits	(3,096)	(22,450)
Gain on sale of fixed assets	(71)	(182)
Stock-based compensation	2,215	1,944
Issuance of stock under 401(k) plan	878	763
Foreign currency gain	(2,130)	(4,314)
(Increase) decrease in assets:
Accounts receivable	(16,322)	(49,527)
Inventories	24,096	(38,884)
Prepaid and other current assets	12,512	(1,817)
Other assets	1,285	(5,044)
Increase (decrease) in liabilities:
Accounts payable	(32,005)	7,480
Other current liabilities	781	32,162
Other liabilities	1,508	2,445
Net cash provided by operating activities	88,890	48,918
Cash flows from investing activities:
Capital expenditures	(27,567)	(19,464)
Proceeds from the sale of the Australian wheel business	—	9,293
Proceeds from sale of fixed assets	289	297
Net cash used for investing activities	(27,278)	(9,874)
Cash flows from financing activities:
Proceeds from borrowings	4,373	89,015
Payment on debt	(21,030)	(86,004)
Repurchase of common stock	(6,390)	(25,000)
Other financing activities	(2,748)	(628)
Net cash used for financing activities	(25,795)	(22,617)
Effect of exchange rate changes on cash	1,058	2,168
Net increase in cash and cash equivalents	36,875	18,595
Cash and cash equivalents, beginning of period	159,577	98,108
Cash and cash equivalents, end of period	$196,452	$116,703
Supplemental information:
Interest paid	$15,485	$16,027
Income taxes paid, net of refunds received	$12,684	$8,813

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash provided by (used for) operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash provided by operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three and six-month periods ended June 30, 2023 and 2022.

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income attributable to Titan and applicable to common shareholders	$30,207	$67,171	$62,045	$91,093
Adjustments:
Foreign exchange (gain) loss	(2)	(2,234)	1,758	(7,551)
Loss on sale of Australian wheel business	—	—	—	10,890
Proceeds from government grant	—	—	—	(1,324)
Income on Brazilian indirect tax credits, net	(3,096)	(14,713)	(3,096)	(14,713)
Adjusted net income attributable to Titan and applicable to common shareholders	$27,109	$50,224	$60,707	$78,395

Adjusted earnings per common share:
Basic	$0.43	$0.80	$0.96	$1.24
Diluted	$0.43	$0.79	$0.96	$1.23

Average common shares and equivalents outstanding:
Basic	62,931	62,671	62,918	63,262
Diluted	63,234	63,221	63,404	63,773

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The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and six-month periods ended June 30, 2023 and 2022.

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income	$31,895	$68,921	$65,325	$93,499
Adjustments:
Provision for income taxes	9,429	19,001	23,645	27,682
Interest expense, excluding interest income	7,389	8,016	14,780	15,964
Depreciation and amortization	10,735	10,897	21,565	22,245
EBITDA	$59,448	$106,835	$125,315	$159,390
Adjustments:
Foreign exchange (gain) loss	(2)	(2,234)	1,758	(7,551)
Loss on sale of Australian wheel business	—	—	—	10,890
Proceeds from government grant	—	—	—	(1,324)
Income on Brazilian indirect tax credits	(475)	(22,450)	(475)	(22,450)
Adjusted EBITDA	$58,971	$82,151	$126,598	$138,955

The table below sets forth, for the three and six-month period ended June 30, 2023, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended June 30,			Change due to currency translation		Three months ended June 30,
	2023	2022	% Change from 2021	$	%	Constant Currency
United States	$212,991	$292,878	(27.3)%	$—	—%	$212,991
Europe / CIS	151,169	148,827	1.6%	(5,466)	(3.7)%	156,635
Latin America	91,353	112,732	(19.0)%	(3,569)	(3.2)%	94,922
Other International	25,663	18,458	39.0%	(4,011)	(21.7)%	29,674
	$481,176	$572,895	(16.0)%	$(13,046)	(2.3)%	$494,222

	Six months ended June 30,			Change due to currency translation		Six months ended June 30,
	2023	2022	% Change from 2022	$	%	Constant Currency
United States	$481,023	$569,933	(15.6)%	$—	—%	$481,023
Europe / CIS	304,664	293,996	3.6%	(6,649)	(2.3)%	311,313
Latin America	193,874	211,730	(8.4)%	(6,451)	(3.0)%	200,325
Other International	50,259	53,233	(5.6)%	(8,037)	(15.1)%	58,296
	$1,029,820	$1,128,892	(8.8)%	$(21,137)	(1.9)%	$1,050,957

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	June 30, 2023	December 31, 2022	June 30, 2022

Long-term debt	$411,671	$414,761	$441,121
Short-term debt	18,536	30,857	44,059
Total debt	$430,207	$445,618	$485,180
Cash and cash equivalents	196,452	159,577	116,703
Net debt	$233,755	$286,041	$368,477

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Net cash provided by operating activities	$64,804	$67,435	$88,890	$48,918
Capital expenditures	(15,869)	(11,827)	(27,567)	(19,464)
Free cash flow	$48,935	$55,608	$61,323	$29,454

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